                                                                    EXHIBIT 12.1

                     AMERICAN COMMUNICATIONS SERVICES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)


                                                                                             NINE MONTHS
                                                            SIX MONTHS                          ENDED
                                                              ENDED      FISCAL YEAR ENDED    SEPTEMBER      NINE MONTHS
                              FISCAL YEAR ENDED JUNE 30,   DECEMBER 31,     DECEMBER 31,         30,      ENDED SEPTEMBER 30,
                             ----------------------------  ------------  ------------------  -----------  --------------------
                               1995           1996             1995             1996            1996              1997
                             --------    ----------------  ------------  ------------------  -----------  --------------------
                                                   PRO                               PRO                               PRO
                              ACTUAL    ACTUAL    FORMA       ACTUAL      ACTUAL    FORMA      ACTUAL      ACTUAL      FORMA
                             --------  --------  --------  ------------  --------  --------  -----------  ---------  ---------
Fixed Charges:
  Interest expense
    including amortization
    of debt issuance
    costs................... $    170  $ 10,477  $ 10,824    $  2,835    $ 10,390  $ 10,619   $  13,653   $  25,336  $  25,338
  Portion of rent expenses
    representative of
    interest(1).............       66       385       425         124         561       581         402       1,544      1,552
                             --------  --------  --------     -------    --------  --------    --------    --------   --------
        Total fixed
          charges...........      236    10,862    11,249       2,959      10,951    11,200      14,055      26,880     26,890
Earnings (loss):
  Earnings (loss) before
    minority interest.......  (14,746)  (27,195)  (28,303)     (9,035)    (35,077)  (35,768)    (31,856)    (79,640)   (79,665)
  Fixed charges.............      236    10,862    11,249       2,959      10,951    11,200      14,055      26,880     26,890
                             --------  --------  --------     -------    --------  --------    --------    --------   --------
        Earnings (loss)
          adjusted for fixed
          charges........... $(14,982) $(38,057) $(39,552)   $(11,994)   $(46,028) $(46,968)  $ (45,911)  $(106,520) $(106,555)
Ratio of earnings (loss) to
  fixed charges.............       --        --        --          --          --        --          --          --         --
Deficiency in earnings to
  cover fixed charges....... $(15,282) $(30,246) $(31,354)   $ (9,798)   $(37,345) $(38,036)  $ (35,278)  $ (83,194) $ (83,219)
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(1) One-third of rent expense is deemed to be representative of interest.